Exhibit 10.6

MARKETING AGREEMENT

This Marketing Agreement is made and entered into as of [•], 2012 (this “Agreement”), by and between Delek Refining, Ltd., a Texas limited partnership (“Delek Refining”), and Delek Marketing & Supply, LP, a Delaware limited partnership (“Delek Marketing”). Delek Refining and Delek Marketing are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Delek Refining owns an oil refinery located in Tyler, Smith County, Texas, including the Tyler Terminal (the “Refinery”), and, among other things, is in the business of producing at such Refinery or otherwise sells at such Refinery or the Big Sandy Terminal the products listed in Schedule A attached hereto (the “Refinery Products”) and jet fuel and petroleum coke (the “Excluded Products”);

WHEREAS, Delek Refining is in the business of selling Refinery Products and Excluded Products to a number of wholesale customers pursuant to various contracts;

WHEREAS, Delek Marketing is in the business of marketing and selling refined petroleum products primarily within the State of Texas;

WHEREAS, the Parties desire that Delek Marketing perform the functions of marketing all Refinery Products produced or sold from the Refinery and/or the Big Sandy Terminal;

WHEREAS, Delek Marketing possesses the ability to provide and is willing to perform such marketing services as provided herein;

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, obligations and benefits made and contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used throughout this Agreement, shall have the meanings ascribed to such terms herein. The terms below shall have the following meanings:

“Affiliate” means, with to respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the Partnership and its subsidiaries), including Delek Refining, on the one hand, and the Partnership and its subsidiaries, including Delek Marketing, on the other hand, shall not be considered Affiliates of each other.

“Agreement” shall have the meaning assigned to such term in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, claims, controversies and other matters in question between Delek Refining, on the one hand, and Delek Marketing, on the other hand, requiring arbitration under this Agreement.

“Barrel” shall mean a volume equal to 42 U.S. gallons of 231 cubic inches each.

“Big Sandy Terminal” shall mean the light product distribution terminal and associated assets owned and operated by an Affiliate of Delek Marketing and located in Big Sandy, Texas.

“Business Day” shall mean a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Claimant” shall have the meaning assigned to such term in Section 11.12.

“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively, except that the initial Contract Quarter shall commence on the Effective Date and end on [                    ], 2012 and the final Contract Quarter shall end on the last day of the Term.

“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Cost Basis” shall mean, for each Refinery Product, the price per gallon of such Refinery Product calculated as set forth for such Refinery Product in Schedule B, provided, however, that such Schedule B may be amended, modified or supplemented on a monthly basis or at such other times by written agreement of the Parties as may be necessary, or dictated by changing regulatory requirements, to reflect changes in market indices, increases in additive supply costs or increases in the type, number, characteristics or rates of fuels additives.

“Deficiency Notice” shall have the meaning assigned to such term in Section 6.9(a).

“Deficiency Payment” shall have the meaning assigned to such term in Section 6.9(a).

“Delek Marketing” shall have the meaning assigned to such term in the Preamble.

“Delek Refining” shall have the meaning assigned to such term in the Preamble.

“Delek Refining Accounts” shall mean all accounts, general intangibles, chattel paper, letters of credit, instruments and other rights to payments, all security for any such payment obligations of any such buyer and all cash or non-cash proceeds arising from the sale or other disposition of the Refinery Products during the Term.

“Delek Refining Contracts” shall mean any and all contracts or sales arrangements relating to the sale of the Refinery Products by Delek Refining in existence as of the date hereof or that come into existence during the Term.

“Delek US” means Delek US Holdings, Inc.

“Effective Date” means [                    ], 2012. [closing date of IPO]

“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Excluded Products” shall have the meaning assigned to such term in the Recitals.

“Finished Products” shall mean the Refinery Products classified as “finished product”; as set forth in Schedule A, as such Schedule A may be amended, modified or supplemented by written agreement of the Parties from time to time.

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, any inability to deliver Refinery Products because of a failure of third-party pipelines, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.

“Force Majeure Notice” shall have the meaning assigned to such term in Section 8.1.

“Force Majeure Party” shall have the meaning assigned to such term in Section 8.1.

“Force Majeure Period” shall have the meaning assigned to such term in Section 8.1.

“General Partner” shall mean the general partner of the Partnership.

“Governmental Authority” shall mean any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” shall have the meaning assigned to such term in Section 3.1.

“Liabilities” shall mean any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.

“Margin” shall mean, for each Refinery Product, the difference, if any, between the Sales Price minus the sum of the Cost Basis thereof plus any direct freight costs. For purposes of calculating the Margin for any monthly period, the Parties may not apply any positive or negative balance from a prior or subsequent period to such calculation. In the event such total difference between the sum of the Sales Price of all the Refinery Products sold minus the sum of the Cost Basis of such products is a negative number (on a monthly basis), the Margin shall equal zero (0).

“Marketing Indemnitees” shall have the meaning assigned to such term in Section 9.1.

“Minimum Volume Commitment” shall have the meaning assigned to such term in Section 6.4.

“Notice Period” shall have the meaning assigned to such term in Section 3.2(b).

“Partnership” means Delek Logistics Partners, LP.

“Party” or “Parties” shall have the meanings assigned to such terms in the Preamble.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, or governmental authority.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.

“Receiving Party Personnel” shall have the meaning assigned to such term in Section 10.1(d).

“Refinery” shall have the meaning assigned to such term in the Recitals.

“Refinery Products” shall have the meaning assigned to such term in the Recitals.

“Refining Indemnitees” shall have the meaning assigned to such term in Section 9.2.

“Renewal Term” shall have the meaning assigned to such term in Section 3.1.

“Respondent” shall have the meaning assigned to such term in Section 11.12.

“Sales Price” shall mean, for each Refinery Product, the price per gallon at which such Refinery Product is sold to third Persons, including any and all fees (excluding taxes) and additives cost, as set forth in the invoice therefor, less any discount or refund applied to such invoice price.

“Services Base Fee” shall have the meaning assigned to such term in Section 6.1(a).

“Services Profit Share” shall have the meaning assigned to such term in Section 6.1(b).

“Shortfall Payment” shall have the meaning assigned to such term in Section 6.5(a).

“Special Damages” shall have the meaning assigned to such term in Section 9.3.

“Suspension Notice” shall have the meaning assigned to such term in Section 3.2(b).

“Term” shall have the meaning assigned to such term in Section 3.1.

“Termination Notice” shall have the meaning assigned to such term in Section 8.3.

“Throughput Fee” shall have the meaning assigned to such term in Section 6.2.

“Tyler Terminal” shall mean Delek Refining’s light products terminal located at the Refinery.

ARTICLE 2

MARKETING AND SALES SERVICES

2.1 Exclusive Marketing and Sales Services Provider. During the Term, Delek Marketing shall act as the exclusive marketing and sales agent on behalf of Delek Refining and be the exclusive provider of marketing and sales services for all of the Refinery Products sold by Delek Refining. During the Term, Delek Refining shall not market or sell the Refinery Products except pursuant to the terms of this Agreement.

2.2 Marketing and Sales Services. Subject to the terms and conditions of this Agreement, during the Term, Delek Marketing shall market the Refinery Products and perform such other services as are reasonably necessary to carry out the transactions contemplated by this Agreement in a capable and professional manner, including, without limitation, the following:

(a) promptly identify potential new buyers of the Refinery Products, evaluate the creditworthiness of such potential new buyers and make recommendations to Delek Refining with respect to such potential new buyers (it being understood and agreed that Delek Refining shall make the decision as to whether it will transact with any such buyer and Delek Marketing will have no liability for any bad debt of such buyer);

(b) promptly negotiate and recommend for approval by Delek Refining commercially competitive terms (under prevailing market conditions) of any purchase orders or supply contracts for the Refinery Products;

(c) provide such personnel, equipment and vehicles necessary to perform the marketing and sales services contemplated herein;

(d) diligently monitor sales volumes and inventories of Refinery Products;

(e) act as the primary point of contact for sales and marketing issues relating to the Delek Refining Contracts; and

(f) monitor accounts receivable with respect to the Refinery Products and any taxes or other charges related thereto.

2.3 Access to Facilities and Systems During the Term of Agreement.

(a) Delek Marketing shall have the right to full and complete access to the Refinery, and related facilities, information and systems as may be reasonably necessary to market and sell the Refinery Products, and otherwise perform its obligations and exercise its rights under this Agreement.

(b) When accessing the facilities, Delek Marketing shall comply with such safety directives and guidelines as may be furnished to Delek Marketing by Delek Refining in writing from time to time.

ARTICLE 3

TERM

3.1 Term. The term of this Agreement shall commence on the date hereof and, unless earlier terminated in accordance with Section 3.2, shall continue in full force and effect until the tenth (10th) anniversary hereof (the “Initial Term”). The Term shall renew annually for an additional one (1) year period (the “Renewal Term(s)”) unless written notice of termination of this Agreement at the end of the Initial Term or any Renewal Term is received by the non-terminating Party at least ten (10) months prior to the end of the Initial Term or such Renewal Term, as applicable. The Initial Term and any Renewal Terms are sometimes collectively referred to as the “Term.”

3.2 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time upon written notice by either Party in the event the other Party commits a material breach of or materially defaults under the terms of this Agreement, and such breach or default is not cured (or a plan to cure such breach or default reasonably satisfactory to the non-breaching or non-defaulting Party has been adopted and is being diligently pursued by the breaching or defaulting Party) within fifteen (15) calendar days after receipt by the breaching Party of written notice from the non-breaching Party of such breach or default.

(b) From and after the second anniversary of the Effective Date, in the event that Delek Refining decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive months, Delek Refining may provide written notice to Delek Marketing of Delek Refining’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Effective Date) after Delek Refining has notified Delek Marketing of such suspension and, upon the expiration of the period of twelve (12) months (which may run concurrently with the twelve (12) month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If Delek Refining notifies Delek Marketing, more than two (2) months prior to the expiration of the Notice Period, of its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. During the Notice Period, Delek Refining shall remain liable for Deficiency Payments.

(c) If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then Delek Refining shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. Delek Refining shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that Delek Refining shall not have any liability for any failure to notify, or delay in notifying, Delek Marketing of any such suspension except to the extent Delek Marketing has been materially damaged by such failure or delay.

ARTICLE 4

THE REFINERY PRODUCTS

4.1 Quantity of Refinery Products. During the Term of this Agreement, Delek Refining shall make available to Delek Marketing at the Refinery and/or the Big Sandy Terminal, and Delek Marketing will use commercially reasonable efforts to market and sell, all of the Refinery Products produced or otherwise sold by Delek Refining; provided, however, that nothing contained herein shall prevent Delek Marketing from purchasing from third Persons (or selling on behalf of third Persons) products that are similar in nature to the Refinery Products in markets not served by Delek Refining, as determined by Delek Marketing in good faith.

4.2 Measurement of Refinery Products. The measurement of Refinery Products produced and sold pursuant to this Agreement shall be determined in a manner reasonably acceptable to Delek Refining and Delek Marketing. Delek Marketing shall have the right to inspect, test, and audit any and all equipment and systems used in the measurement of the Refinery Products pursuant to this Agreement.

4.3 Title and Risk of Loss to Refinery Products. During the Term, the title and risk of loss to the Refinery Products sold hereunder shall pass from Delek Refining to the third Person buyer of such Refinery Products (or, with respect to any Refinery Products sold hereunder to Delek Marketing for its own account, to Delek Marketing) pursuant to the terms of the purchase or supply contract or other sales arrangement between Delek Refining and such buyer. As between the Parties, during the Term, Delek Refining shall be deemed to be the (i) sole and exclusive owner, and in sole and exclusive control and possession, of all the Refinery Products delivered hereunder to any third Person buyer (or, with respect to any Refinery Products sold hereunder to Delek Marketing for its own account, to Delek Marketing); and (ii) sole and exclusive owner of all Delek Refining Accounts and Delek Refining Contracts, and Delek Marketing hereby expressly disclaims any rights, claims or interest in or to such Refinery Products (other than any Refinery Products sold hereunder to Delek Marketing for its own account), Delek Refining Accounts, or Delek Refining Contracts, whether now existing or otherwise arising during the Term; provided, however, nothing in this Section 4.3 is intended as a waiver of any claims related to the performance of the Parties of their respective obligations under this Agreement.

4.4 Taxes and Other Assessments. Delek Refining shall be responsible for and shall discharge as and when due all taxes, duties, royalties, fees and other assessments imposed or levied upon the Refinery Products sold pursuant to this Agreement during the Term; provided, however, that if Delek Marketing is a purchaser for its own account of Refinery Products sold under this Agreement, Delek Marketing shall be responsible for and shall discharge as and when due all taxes, duties, royalties, fees and other assessments imposed or levied on such Refinery Products following such purchase.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations of Delek Refining. Delek Refining hereby represents and warrants to Delek Marketing as follows:

(a) Delek Refining is a limited partnership duly formed and validly existing;

(b) Delek Refining possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein;

(c) Delek Refining’s execution, delivery, and performance of this Agreement have been duly authorized, and this Agreement has been duly executed and delivered by Delek Refining and (assuming due authorization by Delek Marketing) constitutes Delek Refining’s legal, valid, and binding obligation, enforceable against Delek Refining in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency and other legal principles pertaining to creditors’ rights;

(d) No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to Delek Refining’s knowledge, threatened against it that would affect the validity or enforceability of this Agreement or the ability of Delek Refining to fulfill its obligations and commitments hereunder;

(e) No consents or approvals are required in connection with the execution, delivery and performance of this Agreement by Delek Refining that have not been obtained as of the date hereof;

(f) The execution, delivery and performance by Delek Refining of this Agreement will not (i) violate any law, rule or regulation applicable to it, (ii) result in any breach of, or constitute any default under, any contractual obligation thereof or of any Delek Refining Contract, or (iii) result in, or require, the creation or imposition of any lien or other encumbrance on any of the properties or revenues of Delek Marketing; and

(g) Delek Refining shall not take any action or cause any other Person to take any action not authorized or permitted by this Agreement that shall materially interfere or materially adversely affect Delek Marketing’s ability to comply with the terms and conditions of this Agreement.

5.2 Representations of Delek Marketing. Delek Marketing hereby represents and warrants to Delek Refining as follows:

(a) Delek Marketing is a limited partnership duly formed and validly existing;

(b) Delek Marketing possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein;

(c) Delek Marketing’s execution, delivery, and performance of this Agreement have been duly authorized, and this Agreement has been duly executed and delivered by Delek Marketing and (assuming due authorization by Delek Refining) constitutes Delek Marketing’s legal, valid, and binding obligation, enforceable against Delek Marketing in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency and other legal principles pertaining to creditors’ rights;

(d) No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to Delek Marketing’s knowledge, threatened against Delek Marketing that would affect the validity or enforceability of this Agreement or the ability of Delek Marketing to fulfill its obligations and commitments hereunder;

(e) No consents or approvals are required in connection with the execution, delivery and performance of this Agreement by Delek Marketing that have not been obtained as of the date hereof; and

(f) The execution, delivery and performance by Delek Marketing of this Agreement will not (i) violate any law, rule or regulation applicable thereto, (ii) result in any breach of, or constitute any default under, any contractual obligation thereof, or (iii) result in, or require, the creation or imposition of any lien or other encumbrance on any of the properties or revenues of Delek Refining.

ARTICLE 6

FEES DURING TERM

6.1 Marketing and Sales Services Fee. In consideration for the marketing and sales services to be performed by Delek Marketing during the Term pursuant to the terms and conditions hereof, Delek Refining shall pay Delek Marketing a monthly fee equal, for any one-month period, to the sum of:

(a) one and sixty-five hundredths cents ($0.0165) per gallon of Refinery Products sold pursuant to this Agreement during such period (the “Services Base Fee”); plus

(b) fifty percent (50%) of the Margin on the Finished Products sold pursuant to this Agreement during such period (the “Services Profit Share”), which Margin shall be calculated monthly based on the aggregate sales of Finished Product for the applicable one-month period; provided, however, that for any Contract Quarter, the aggregate Services Profit Share shall be not less than $175,000 nor greater than $500,000.

6.2 Throughput Fee. As consideration for the operation of the Tyler Terminal by Delek Refining during the Term, Delek Marketing shall pay Delek Refining a monthly fee equal, for any one-month period, to twenty-three hundredths of one cent ($0.0023) per gallon of Refinery Products sold pursuant to this Agreement during such period (the “Throughput Fee”).

6.3 Services Base Fee Adjustment and Throughput Fee Adjustment. On July 1 of each year commencing on July 1, 2013, the Services Base Fee and Throughput Fee shall be increased by an amount equal to the increase, if any, in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics, Index; provided, however, that neither the Services Base Fee nor the Throughput Fee may be decreased below the initial Services Base Fee or the initial Throughput Fee provided in Sections 6.1 and 6.2, respectively. If the CPI-U (All Urban Consumers) index is no longer published, Delek Refining and Delek Marketing shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the Services Base Fee and the Throughput Fee. If Delek Refining and Delek Marketing are unable to agree, the new index will be determined by arbitration in accordance with Section 11.12.

6.4 Minimum Volume Commitment. During each Contract Quarter during the Term, Delek Refining shall make available to Delek Marketing for marketing and sale at the Refinery and/or the Big Sandy Terminal an aggregate amount of the Refinery Products equal to at least 50,000 Barrels per day, multiplied by the number of calendar days in the Contract Quarter (the “Minimum Volume Commitment”).

6.5 Shortfall Payments.

(a) If, during any Contract Quarter during the Term, Delek Refining makes less than the Minimum Volume Commitment available to Delek Marketing, Delek Refining shall pay Delek Marketing an amount for such shortfall (a “Shortfall Payment”), if any, equal to the Services Base Fee multiplied by the difference between (i) the Minimum Volume Commitment and (ii) the aggregate volume of Refinery Products sold by Delek Refining during the applicable Contract Quarter. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Volume Commitment and the payment by Delek Refining of the Shortfall Payment shall relieve Delek Refining of any obligation to meet such Minimum Volume Commitment for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Volume Commitment to any subsequent Contract Quarter.

(b) If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then Delek Refining shall remain liable for Shortfall Payments and the Services Profit Share under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided in Section 3.2. Delek Refining shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that Delek Refining shall not have any liability for any failure to notify, or delay in notifying, Delek Marketing of any such suspension except to the extent Delek Marketing has been materially damaged by such failure or delay.

6.6 Invoicing and Payments. Delek Marketing shall invoice Delek Refining monthly (or in the case of any Shortfall Payments, quarterly). The Services Base Fee, net of the Throughput Fee, and the Shortfall Payment, if any, for any one-month (or one Contract Quarter, as applicable) period shall be due and payable by Delek Refining in arrears on or before the tenth (10th) Business Day following receipt by Delek Refining of such invoice. The Services Profit Share for any one-month period shall be due and payable by Delek Refining in arrears on or before the tenth (10th) Business Day of the second month following such period. Any past due payments owed pursuant to this Article 6 shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Services Base Fee (net of the Throughput Fee), Services Profit Share or Shortfall Payment pursuant to this Article 6 shall be made by wire transfer of immediately available funds to an account designated in writing by Delek Marketing. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.

6.7 Records. Delek Refining shall maintain the books, records and accounts reflecting the transactions arising from this Agreement during the Term, including, without limitation, accounting and administrative reports relating to the (a) marketing and sale of the Refinery Products and (b) accrual and payment of the Services Base Fee, Services Profit Share, Shortfall Payment and Throughput Fee attributable to the Term. Such books, records and accounts shall (i) reflect only those transactions effected in connection with the this Agreement, (ii) be kept separate and apart from any other books and records maintained by Delek Refining, and (iii) upon request, be available to Delek Marketing for examination or copying during the normal business hours of Delek Refining.

6.8 Business Interruption Insurance. Delek Refining shall maintain commercially reasonable business interruption insurance for the benefit of the Refinery and Delek Marketing for so long as the Partnership is a consolidated subsidiary of Delek US. Allocation of benefits under the business interruption insurance policy shall be proportionate to the loss in operating margin sustained by Delek Refining and Delek Marketing as a result of the interruption.

6.9 Deficiency Payments.

(a) As soon as practicable following the end of each calendar month under this Agreement, Delek Marketing shall deliver to Delek Refining a written notice (the “Deficiency Notice”) detailing any failure of Delek Refining to meet its obligations under Section 6.1, Section 6.4, Section 6.5 or Section 6.6 of this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that Delek Marketing believes would have been paid by Delek Refining to Delek Marketing if Delek Refining had complied with its obligations under Section 6.1, Section 6.4, Section 6.5 and Section 6.6 of this Agreement (the “Deficiency Payment”). Delek Refining shall pay the Deficiency Payment to Delek Marketing upon the later of: (i) ten (10) days after its receipt of the Deficiency Notice and (ii) thirty (30) days following the end of the calendar month during which the Deficiency Notice was delivered.

(b) If Delek Refining disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to Delek Marketing, a senior officer of Delek Refining and a senior officer of Delek Marketing shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of any Deficiency Payment, Delek Refining and Delek Marketing shall, within forty-five (45) days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 11.2. During the 60-day period following the receipt of the Deficiency Notice, Delek Refining shall have the right to inspect and audit the working papers of Delek Marketing relating to such Deficiency Payment.

(c) If it is determined by arbitration in accordance with Section 11.2 that Delek Refining was required to make any or all of the disputed portion of the Deficiency Payment, Delek Refining shall promptly pay to Delek Marketing such amount, together with interest thereon from the date provided in the last sentence of Section 6.9(a) at the Prime Rate, in immediately available funds.

ARTICLE 7

CUSTOMERS

7.1 Customer Referrals. During the Term, Delek Refining shall refer all potential buyers of any Refinery Products to Delek Marketing and, without the prior written consent of Delek Marketing, which shall not be unreasonably withheld, conditioned or delayed, shall not sell any Refinery Products without utilizing the marketing and sales services of Delek Marketing pursuant to the terms of this Agreement; provided, however, that if, as a result of the failure of Delek Marketing to provide marketing or sales services as required by Section 2.2, the operation of the Refinery would be adversely impacted (as determined in the reasonable discretion of Delek Refining), then Delek Refining may also sell Refinery Products to the extent necessary for Delek Refining to prevent such harm to the operation of the Refinery. Notwithstanding the immediately preceding sentence, in the event that Delek Marketing (a) fails in any material respect to provide marketing or sales services as required under Section 2.2 to potential buyers and (b) such failure is not cured within fifteen (15) calendar days following receipt by Delek Marketing of written notice of such noncompliance by Delek Refining, then (x) until such failure is cured, Delek Refining may sell Refinery Products to such buyers, (y) Delek Refining will not be required to pay the Services Base Fee or the Services Profit Share in respect of such volumes and (z) the Minimum Volume Commitment for the period of such noncompliance shall be reduced by any volumes sold by Delek Refining pursuant to clause (x).

7.2 Data for Customers. During the Term, upon the request of Delek Marketing, Delek Refining shall deliver to potential buyers a letter confirming Delek Marketing’s role as the exclusive representative of Delek Refining for purposes set forth in this Agreement, as well as any information about the Refinery Products as Delek Marketing may reasonably request. Delek Refining will cooperate to provide any assistance reasonably requested by Delek Marketing in responding to or resolving any disputes arising with respect to a buyer of the Refinery Products.

ARTICLE 8

FORCE MAJEURE

8.1 Force Majeure. In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, that (A) prior to the third anniversary of the Effective Date, Delek Refining shall be required to make payments (i) for the Services Base Fee (net of the Throughput Fee) and Services Profit Share for volumes actually sold under this Agreement, provided that the aggregate minimum amount of such Services Profit Share specified in Section 6.1(b) shall not apply for purposes of this clause (A)(i), and (ii) unless the Force Majeure event is an event that adversely affects Delek Marketing’s ability to perform the marketing services it is required to perform under this Agreement, for any Shortfall Payments and for the aggregate minimum Services Profit Share specified in Section 6.1(b) to the extent such amount has not been paid pursuant to clause (A)(i) and (B) from and after the third anniversary of the Effective Date, Delek Refining shall be required to continue to make payments for the Services Base Fee (net of the Throughput Fee) and Services Profit Share for volumes actually sold under this Agreement, provided that the aggregate minimum amount of such Services Profit Share specified in Section 6.1(b) shall not apply for purposes of this clause (B). The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). The Parties shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that neither Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Prior to the third anniversary of the Effective Date, any suspension of the obligations of the Parties under this Section 8.1 as a result of Force Majeure event that adversely affects Delek Marketing’s ability to perform the marketing services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 8.2.

8.2 Termination for Certain Force Majeure Events. If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months beyond the third anniversary of the Effective Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the later to occur of (i) the delivery of the Termination Notice and (ii) the third anniversary of the Effective Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. Notwithstanding the foregoing, Delek Marketing shall have no right to terminate this Agreement for so long as Delek Refining continues to make Shortfall Payments.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnity by Delek Refining. Delek Refining shall indemnify, defend and hold harmless Delek Marketing, its Affiliates and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Marketing Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Delek Refining of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Delek Refining made herein or in connection herewith proving to be false or misleading, (ii) any failure by Delek Refining, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Delek Refining, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of Refined Products hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Marketing Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Delek Refining’s liability to the Marketing Indemnitees pursuant to this Section 9.1 shall be net of any insurance proceeds actually received by the Marketing Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Delek Marketing agrees that it shall, and shall cause the other Marketing Indemnitees to, (a) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Marketing Indemnitees are entitled with respect to or on account of any such damage or injury, (b) notify Delek Refining of all potential claims against any third Person for any such insurance proceeds, and (c) keep Delek Refining fully informed of the efforts of the Marketing Indemnitees in pursuing collection of such insurance proceeds.

9.2 Indemnity by Delek Marketing. Delek Marketing shall indemnify, defend and hold harmless Delek Refining, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Refining Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Delek Marketing of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Delek Marketing made herein or in connection herewith proving to be false or misleading, (ii) any failure by Delek Marketing, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Delek Marketing, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of Refined Products hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Refining Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Delek Marketing’s liability to the Refining Indemnitees pursuant to this Section 9.2 shall be net of any insurance proceeds actually received by the Refining Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Delek Refining agrees that it shall, and shall cause the other Refining Indemnitees to, (a) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Refining Indemnitees are entitled with respect to or on account of any such damage or injury, (b) notify Delek Marketing of all potential claims against any third Person for any such insurance proceeds, and (c) keep Delek Marketing fully informed of the efforts of the Refining Indemnitees in pursuing collection of such insurance proceeds.

9.3 Limitation of Indemnity. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

9.4 Express Negligence. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 9.1(iii) AND SECTION 9.2(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

ARTICLE 10

CONFIDENTIAL INFORMATION

10.1 Confidentiality.

(a) Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 10.1. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b) Required Disclosure. Notwithstanding Section 10.1(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 10.1, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 10.1 shall survive the termination of this Agreement for a period of two (2) years.

ARTICLE 11

MISCELLANEOUS

11.1 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

11.2 Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

11.3 Assignment.

(a) Delek Refining shall not assign its rights or obligations hereunder without Delek Marketing’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) Delek Refining may assign this Agreement without Delek Marketing’s consent in connection with a sale by Delek Refining of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (1) agrees to assume all of Delek Refining’s obligations under this Agreement and (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Delek Refining in its reasonable judgment; and (B) Delek Refining shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.

(b) Delek Marketing shall not assign its rights or obligations under this Agreement without the prior written consent of Delek Refining, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Delek Marketing may assign this Agreement without Delek Refining’s consent in connection with a sale by Delek Marketing of all or substantially all of its assets, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (1) agrees to assume all of Delek Marketing’s obligations under this Agreement; (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Delek Marketing in its reasonable judgment; and (3) is not a competitor of Delek Refining, as determined by Delek Refining in good faith; and (B) Delek Marketing shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.

(c) Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

(d) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.4 Relationship of the Parties. Except as expressly provided herein, nothing contained in this Agreement shall be deemed to create a joint venture, partnership (tax or otherwise) or agency relationship among the Parties.

11.5 Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally-recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Delek Refining, to:

Delek Refining, Ltd.

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: General Counsel

Fax: (615) 435-1271

Email:

With a copy to (which copy shall not constitute notice):

Delek Refining, Ltd.

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: President

Fax: (615) 435-1271

Email:

If to Delek Marketing, to:

Delek Marketing & Supply, LP

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: General Counsel

Fax: (615) 435-1271

Email:

With a copy to (which copy shall not constitute notice):

Delek Marketing & Supply, LP

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: President

Fax: (615) 435-1271

Email:

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

11.6 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

11.7 Time of Performance. Time is of the essence in the performance of all services and other obligations under this Agreement.

11.8 Uniform Commercial Code. Except as otherwise provided herein, the provisions of the Uniform Commercial Code for the State of Texas shall be deemed to apply to all transactions for the purchase, sale or delivery of any Refinery Product pursuant to this Agreement, and such Refinery Product shall be deemed to be a “good” for purposes thereof.

11.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

11.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.11 No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

11.12 Arbitration Provision. Any and all Arbitrable Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11.12 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11.12 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of Delek Refining, Delek Marketing or any of their Affiliates and (ii) have not less than seven (7) years experience in the energy industry. The hearing will be conducted in Tyler, Texas and commence within thirty (30) days after the selection of the third arbitrator. Delek Refining, Delek Marketing and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.

[Remainder of this page intentionally left blank.]

IN WITNESS HEREOF, the undersigned have executed this Agreement as of the date first written above.

DELEK REFINING, LTD.

By:	Delek U.S. Refining GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

DELEK MARKETING & SUPPLY, LP

By:	Delek Marketing GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

REFINERY PRODUCTS

Classification	Material
Finished Product	87 Octane (E10)
Finished Product	91 Octane (E10)
Finished Product	93 Octane (E10)
Finished Product	100 Low Lead Aviation Gasoline
Finished Product	Carbon Black Oil
Finished Product	Commercial Butane
Finished Product	Propane
Finished Product	Propylene Mix
Finished Product	Sulfur (Tons)
Finished Product	ULSD (on road, off road, and/or containing biodiesel)
Finished Product	Kerosene
Intermediate Product	Topped Crude
Intermediate Product	Cat/T.Alky Mix
Intermediate Product	Coker Naphtha
Intermediate Product	FBR Naphtha
Intermediate Product	Vacuum Gas Oil
Intermediate Product	HT HSR Naphtha
Intermediate Product	L. Alkylate
Intermediate Product	LSR Naphtha
Intermediate Product	Lt. Cycle Oil
Intermediate Product	Olefins/Butylenes/Alky Feed
Intermediate Product	Platformate (93)
Intermediate Product	Platformate (99)
Intermediate Product	Slop Oil

SCHEDULE B

FINISHED PRODUCT, COST BASIS AND PROFIT SHARE

***	indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

Profit Share Products

Acct Code	Description	Market Index Price 1		Market Index Price 2		Platts Code (if applicable)		Cost Basis Formula		Location Differential		Loading Fee		Additive
CG87E10	87 Octane Conventional Gasoline with 10% Ethanol	*	**	*	**	*	**	*	**	*	**	*	**	*	**
CG87E10P	87 Octane Conventional Gasoline with 10% Ethanol, proprietary additive	*	**	*	**	*	**	*	**	*	**	*	**	*	**
CG93E10	93 Octane Conventional Gasoline with 10% Ethanol	*	**	*	**	*	**	*	**	*	**	*	**	*	**
CG93E10P	93 Octane Conventional Gasoline with 10% Ethanol, proprietary additive	*	**	*	**	*	**	*	**	*	**	*	**	*	**
CH84NOADD	84 Octane Conventional Blendstock for Oxygenated Blends, with no additives	*	**	*	**	*	**	*	**	*	**	*	**	*	**
CH87	87 Octane Conventional Gasoline	*	**	*	**	*	**	*	**	*	**	*	**	*	**
CH91NOADD	91 Octane Conventional Blendstock for Oxygenated Blends, with no additives	*	**	*	**	*	**	*	**	*	**	*	**	*	**
***87E10	CG87E10 with *** proprietary additive	*	**	*	**	*	**	*	**	*	**	*	**	*	**
***93E10	CG93E10 with *** proprietary additive	*	**	*	**	*	**	*	**	*	**	*	**	*	**
AVGASO	100LL Aviation Gasoline	*	**	*	**	*	**	*	**	*	**	*	**	*	**
DU74B05CTX	ULSD, undyed, TXLED containing 5% Biodiesel	*	**	*	**	*	**	*	**	*	**	*	**	*	**
DU74B05RTX	ULSD, dyed, TXLED containing 5% Biodiesel	*	**	*	**	*	**	*	**	*	**	*	**	*	**
DU74B10CTX	ULSD, undyed, TXLED containing 10% Biodiesel	*	**	*	**	*	**	*	**	*	**	*	**	*	**
DU74B10RTX	ULSD, dyed, TXLED containing 10% Biodiesel	*	**	*	**	*	**	*	**	*	**	*	**	*	**
DU74CL	ULSD, undyed, with lubricity additive	*	**	*	**	*	**	*	**	*	**	*	**	*	**
DU74CLTX	ULSD, undyed, TXLED, with lubricity additive	*	**	*	**	*	**	*	**	*	**	*	**	*	**
DU74RL	ULSD, dyed, with lubricity additive	*	**	*	**	*	**	*	**	*	**	*	**	*	**
DU74RLTX	ULSD, dyed, TXLED, with lubricity additive	*	**	*	**	*	**	*	**	*	**	*	**	*	**
***74B10CTX	ULSD, undyed, TXLED containing 10% Biodiesel for ***	*	**	*	**	*	**	*	**	*	**	*	**	*	**
***74B05CTX	ULSD, undyed, TXLED containing 5% Biodiesel for ***	*	**	*	**	*	**	*	**	*	**	*	**	*	**
***74UTX	ULSD, undyed, TXLED, for ***	*	**	*	**	*	**	*	**	*	**	*	**	*	**

Profit Sharing Calculations

Sales Basis	Defined as Total Sales Revenue, by product type, including additive and loading charges, less rebates to Customers, divided by Total Sales Volume, in gallons, for that product type

Cost Basis	Defined as cost of sales, by product type, utilizing appropriate formulae, market price indices, and agreed rates for location differential, loading fees, and additives, calculated on a per gallon basis

Profit Share	Total Sales Volume, in gallons, by product * (Sales Basis - Cost Basis) * 50%

Formulae for Cost Basis

A	***
B	***
C	***